Exhibit 10.1
AMENDMENT NO. 1
TO
FIRST POTOMAC REALTY TRUST
2009 EQUITY COMPENSATION PLAN
          WHEREAS, the First Potomac Realty Trust 2009 Equity Compensation Plan (the “2009 Plan”) was approved by shareholders on May 21, 2009;
          WHEREAS, the Board believes that the availability of Stock Award incentives under the 2009 Plan is important to the Company’s ability to attract and retain highly qualified, experienced employees and to further align such employees’ interests with those of the Company’s shareholders;
          WHEREAS, the Board wishes to amend the 2009 Plan (the “Amendment No. 1”) in order to increase the aggregate number of shares reserved for issuance in order to provide appropriate incentives to present and future employees and to implement a “fungible share pool.”
          NOW, THEREFORE, the 2009 Plan is amended as follows:
     1. Sections 5.02 and 5.03 of the 2009 Plan are hereby deleted in their entirety and replaced in their stead with the following new Sections 5.02 and 5.03:
     “5.02. Aggregate Limit
          The maximum aggregate number of Common Shares that may be issued under this Plan pursuant to the exercise of SARs and Options and the grant of Share Awards and Equity Awards and the settlement of Performance Units is 2,900,000 shares. The maximum aggregate number of Common Shares that may be issued under this Plan shall be subject to adjustment as provided in Article XII.
          In determining the number of Common Shares that are available for grant under this Plan, Common Shares covered by an award shall be counted as used as of the date of grant. After the effective date of this Amendment No. 1, any Common Shares that are subject to awards of Options shall be counted against the limit set forth in this Section 5.02 as one (1) Common Share for every one (1) Common Share subject to an Award of Options. With respect to SARs, the number of Common Shares subject to an award of SARs will be counted against the aggregate number of Common Shares available for issuance under the Plan as one (1) Common Share for every one (1) Common Share subject to the Award of SARs regardless of the number of Common Shares actually issued to settle the SAR upon exercise. Any Common Shares that are subject to Awards other than Options or SARs shall be counted against the limit set forth in this Section 5.02 as 3.44 Common Shares for every one (1) Common Share granted.
     5.03. Reallocation of Shares
          If any Common Shares covered by an award granted under the Plan are not purchased or are forfeited or expire, or if an award otherwise terminates without delivery of any Common Shares subject thereto or is settled in cash in lieu of Common Shares, then the number of Common Shares counted against the aggregate number of Common Shares available under the Plan with respect to such award shall, to the extent of any such forfeiture, termination, expiration or settlement in cash, again be available for making awards under the Plan in the same amount as such Common Shares were counted against the limit set forth in Section 5.02. Notwithstanding the foregoing, Common Shares surrendered by a Participant in payment of the Option price or other purchase price of an award or in satisfaction of any tax withholding obligations shall not be available for reissuance under the Plan.”
     2. Except to the extent hereby amended, the 2009 Plan remains unchanged and shall continue in full force and effect.
     3. The effective date of this Amendment is May 20, 2010.